Exhibit 8.2

[●] 2019
Email and Hand
Nordic American Offshore Limited
LOM Building
27 Reid Street
Hamilton HM 11
Bermuda
Dear Sirs:
Re:	Nordic American Offshore Ltd.
1.	Subject of Opinion
We are lawyers duly qualified to practise in Bermuda. This opinion as to the laws of Bermuda is addressed to you in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a registration statement on Form F-1 (File No. 333-            ), including the exhibits thereto (such registration statement as amended or supplemented from time to time, the “Registration Statement”), under the U.S. Securities Act of 1933, as amended (the “Act”) and the rules and regulations promulgated thereunder, in respect of Nordic American Offshore Ltd., a company incorporated under the laws of Bermuda (the “Company”). The Registration Statement relates to the registration by the Company of common shares of the Company (the “Common Shares”), including the related preferred stock purchase rights.
2.	Documents Examined
For the purposes of this opinion we have examined and relied upon originals or copies of the following
2.1	the Registration Statement and the form of prospectus included therein (the “Prospectus”);
2.2	a copy of the following documents for the Company, as certified by the secretary of the Company on [●], 2019:
(a)	Memorandum of Continuance;
(b)	Certificate of Deposit of Memorandum of Increase of Share Capital;

(c)	Bye-laws; and
(d)	Unanimous Written Resolutions adopted by the Board of Directors of the Company on [●] 2019 approving the filing of the Registration Statement (the “Resolutions”).
2.3	a Certificate of Compliance issued by the Bermuda Registrar of Companies (“ROC”) in respect of the Company dated [●] 2019; and
2.4	such other documents as we have deemed necessary in order to render this opinion (together, the “Documents”).
A reference to a document does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto. Except as stated in this section 2, we have not examined any contract, instrument or other document entered into by, or affecting, the Company or any corporate records of the Company and have not made any other enquiries concerning the Company.
3.	Search
We have also relied upon our search of the documents of public record relating to the Company maintained by the ROC made on [●] 2019 (the “Search”).
4.	Opinion Limited to Bermuda Law
We have not investigated the laws of any country other than Bermuda and this opinion is given only with respect to compliance with or matters governed by Bermuda law. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof and is governed by, and should be construed in accordance with, those laws. This opinion is also limited to the matters stated herein and no opinion is to be implied or may be inferred beyond the matters expressly stated herein. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Common Shares by the Company and is not to be relied upon in respect of any other matter.
5.	Assumptions
In giving this opinion we have assumed:
5.1
the authenticity, accuracy and completeness of all of the Documents (including, without limitation, public records) submitted to us as originals and the conformity to authentic original documents of all of the Documents submitted to us as certified, electronic or photostatic copies;

5.2	the genuineness of all signatures on the Documents submitted to us;

5.3
the truth, accuracy and completeness as at the date hereof of all representations as to factual matters, warranties and statements of fact or law, other than as to the laws of Bermuda, made in any of the Documents;

5.4
the authority, capacity and power of each of the persons signing the Documents submitted to us (other than directors or officers of the Company in relation to the Resolutions and any certification made thereby in relation to any of the Documents);

5.5
that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by any action taken by the Company in connection with the Registration Statement or which would have any implication in relation to the opinions expressed herein and that, in so far as any obligation under, or action to be taken under, the Registration Statement is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction.

6.	Opinion
Based upon and subject hereto and further subject to any matters not disclosed to us, we hereby confirm that the statements in relation to Bermuda tax matters expressed in the Prospectus and the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2018, which is incorporated by reference into the Registration Statement, to the extent that they constitute statements of Bermuda law, are accurate in all material respects and that such statements constitute our opinion.
7.	Disclosure
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references to our firm, under the captions “Taxation” and “Legal Matters” in the Prospectus included therein, without admitting that we are “experts”, within the meaning of the Securities Act or the rules and regulations of the Commission thereunder, with respect to any part of the Registration Statement.
This opinion speaks as of its date and is strictly limited to the matters stated in it and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.
Yours faithfully,

MJM LIMITED